Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 19, 2023. GS Finance Corp. $ Autocallable Variable Coupon Underlier-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not pay a fixed coupon and may pay only the minimum coupon amount on a payment date. The amount that you will be paid on your notes is based on the performances of the Energy Select Sector SPDR® Fund (ETF), the Class A common stock of Airbnb, Inc. and the common stock of Tesla, Inc. The notes will mature on the stated maturity date (expected to be June 2, 2028), unless automatically called on any observation date, commencing in May 2024 to and including April 2028. Your notes will be automatically called if the closing level of each underlier on any such observation date is greater than or equal to its initial level (set on the trade date (expected to be May 25, 2023) and will be an intra-day level or the closing level of one share of such underlier on the trade date). If your notes are automatically called, you will receive a payment on the next payment date (the fifth business day after the relevant observation date) equal to the face amount of your notes plus a coupon (as described below).

The return on your notes is linked, in part, to the performance of the ETF, and not to that of the Energy Select Sector Index (index) on which the ETF is based. The performance of the ETF may significantly diverge from that of its index.

Observation dates are expected to be the 25th day of each month, commencing in June 2023 and ending in May 2028. If the closing level of each underlier on an observation date is greater than or equal to 70% of its initial level, you will receive on the applicable payment date a coupon of $6.667 (0.6667% monthly, or the potential for up to approximately 8% per annum) for each $1,000 face amount of your notes (the maximum coupon amount). If the closing level of any underlier on an observation date is less than 70% of its initial level, you will receive on the applicable payment date a coupon of $0.209 (0.0209% monthly, or the potential for up to approximately 0.25% per annum) for each $1,000 face amount of your notes (the minimum coupon amount).

At maturity, for each $1,000 face amount of your notes you will receive $1,000 plus the final coupon.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-17.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $850 and $890 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be May 31, 2023	Original issue price:	100% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

* The original issue price will be       % for certain investors; see “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-45.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No.     dated                    , 2023.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $850 and $890 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $    per $1,000 face amount).

Prior to           , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through               ). On and after            , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this pricing supplement and the accompanying documents listed below.  This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•General terms supplement no. 8,999 dated February 13, 2023

•Prospectus supplement dated February 13, 2023

•Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying pricing supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Terms AND CONDITIONS

CUSIP / ISIN: 40057RXS2 / US40057RXS20

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier):

•	the Energy Select Sector SPDR® Fund (current Bloomberg symbol: “XLE UP Equity”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein;
•	the Class A common stock of Airbnb, Inc. (current Bloomberg ticker: “ABNB UW”), as it may be replaced or adjusted from time to time as provided herein; and
•	the common stock of Tesla, Inc. (current Bloomberg ticker: “TSLA UW”), as it may be replaced or adjusted from time to time as provided herein

ETF: the Energy Select Sector SPDR® Fund, or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Underlying index for the ETF: the Energy Select Sector Index

Index stocks (each individually, an index stock): the Class A common stock of Airbnb, Inc. and the common stock of Tesla, Inc., as each may be replaced or adjusted from time to time as provided herein

Face amount: $        in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, in addition to the final coupon, the company will pay, for each $1,000 of the outstanding face amount, an amount, in cash equal to $1,000.

Company’s redemption right (automatic call feature): if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay, in addition to the coupon then due, an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to $1,000

Redemption event: a redemption event will occur if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level

Initial underlier level (set on the trade date): with respect to an underlier, an intra-day level or the closing level of one share of such underlier on the trade date

Coupon: subject to the company’s redemption right, on each coupon payment date, for each $1,000 of the outstanding face amount, the company will pay an amount in cash equal to:

●	if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon trigger level, the maximum coupon amount; or
●	if the closing level of any underlier on the related coupon observation date is less than its coupon trigger level, the minimum coupon amount

The coupon paid on any coupon payment date will be paid to the person in whose name this note is registered as of the close of business on the regular record date for such coupon payment date. If the coupon is due at maturity but on a day that is not a coupon payment date, the coupon will be paid to the person entitled to receive the principal of this note.

Coupon trigger level: for each underlier, 70% of its initial underlier level

Maximum coupon amount: $6.667 (0.6667% monthly, or the potential for up to approximately 8% per annum)

Minimum coupon amount: $0.209 (0.0209% monthly, or the potential for up to approximately 0.25% per annum)

Trade date: expected to be May 25, 2023

Original issue date (set on the trade date): expected to be May 31, 2023

Determination date (set on the trade date): the last coupon observation date, expected to be May 25, 2028, subject to adjustment as described under “— Coupon observation dates” below

Stated maturity date (set on the trade date): expected to be June 2, 2028, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day.  The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Call observation dates (set on the trade date): expected to be each coupon observation date, commencing in May 2024 and ending in April 2028, subject to adjustment as described under “— Coupon observation dates” below

Call payment dates: expected to be the fifth business day after each call observation date, subject to adjustment as provided under — Call observation dates” above

Coupon observation dates (set on the trade date): expected to be the 25th day of each month, commencing in June 2023 and ending in May 2028, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.

In the event the originally scheduled coupon observation date is a non-trading day with respect to any underlier, the coupon observation date will be the first day thereafter that is a trading day for all underliers (the “first qualified coupon trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled coupon observation date or the first qualified coupon trading day, the coupon observation date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled coupon observation date or the first qualified coupon trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier for that coupon observation date will be determined on or prior to the postponed coupon observation date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the coupon observation date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the coupon observation date.) In no event, however, will the coupon observation date be postponed to a date later than the originally scheduled coupon payment date (based on the originally scheduled coupon observation date) or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible coupon observation date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the coupon observation date.

Coupon payment dates (set on the trade date): expected to be the fifth business day after each coupon observation date (except that the final coupon payment date will be the stated maturity date), subject to adjustment as described under “— Coupon observation dates” above

Closing level: with respect to an underlier, on any trading day, the closing sale price or last reported sale price, regular way, for such underlier, on a per-share or other unit basis:

•	on the principal national securities exchange on which such underlier is listed for trading on that day, or
•	if such underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of such underlier.

If such underlier is not listed or traded as described above, then the closing level for such underlier on any day will be the average, as determined by the calculation agent, of the bid prices for such underlier obtained from as many dealers in such underlier selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level of an underlier is subject to adjustment as described under “— Anti-dilution adjustments for an index stock” and “— Anti-dilution adjustments for the ETF”, as applicable, below.

Trading day: (i) with respect to the ETF, a day on which (a) the exchange on which such underlier has its primary listing is open for trading and (b) the price of one share of such underlier is quoted by the exchange on which such underlier has its primary listing and (ii) with respect to an index stock, a day on which the principal securities market for such underlier is open for trading. A day is a scheduled trading day with respect to the ETF if, as of the trade date, (a) the exchange on which such underlier has its primary listing is scheduled to be open for trading and (b) the price of one share of such underlier is expected to be quoted by the exchange on which such underlier has its primary listing. A day is a scheduled trading day with respect to an index stock, if, as of the trade date, the principal securities market for such index stock is scheduled to be open for trading on such day.

Successor underlier: with respect to the ETF, any substitute underlier approved by the calculation agent as a successor as provided under “— Discontinuance or modification of an underlier that is an ETF” below

ETF investment advisor: with respect to the ETF, at any time, the person or entity, including any successor investment advisor or trustee, as applicable, that serves as an investment advisor or trustee to such underlier as then in effect

ETF stocks: with respect to the ETF, at any time, the stocks that comprise such underlier as then in effect, after giving effect to any additions, deletions or substitutions

Index stock issuer: with respect to an index stock, the issuer of such underlier as then in effect

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:

•

a suspension, absence or material limitation of trading in such underlier on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	such underlier does not trade on what was the primary market for such underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to such underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of such underlier are traded, or on which option or futures contracts, if available, relating to such underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in shares of such underlier or in option or futures contracts, if available, relating to such underlier in the primary market for such underlier or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to the shares of such underlier or those contracts, or
•	a disparity in bid and ask quotes relating to the shares of such underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of such underlier or those contracts in that market.

A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any unaffected underlier.

Consequences of a market disruption event or a non-trading day: With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be a coupon observation date, or such day is not a trading day, then such coupon observation date will be postponed as described under “— Coupon observation dates” above. If any coupon observation date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed coupon observation date. If any coupon observation date is postponed due to a market disruption event with respect to any underlier, the closing level of each underlier with respect to such coupon observation date will be calculated based on (i) for any underlier that is not affected by a market disruption event on the applicable originally scheduled coupon observation date or the first qualified coupon trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on the applicable originally scheduled coupon observation date or the first qualified coupon trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed coupon observation date with respect to such underlier as to which a market disruption event continues through the last possible postponed coupon observation date. As a result, this could result in the closing level on any coupon observation date of each underlier being determined on different calendar dates. For the avoidance of doubt, once the closing level for an underlier is determined for a coupon observation date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier that is an ETF: If, with respect to the ETF, such underlier is delisted from the exchange on which the underlier has its primary listing and the ETF investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the coupon payable on the relevant coupon payment date, the amount payable on the call payment date or the cash settlement amount on the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines on a coupon observation date that the underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the coupon or the cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that the underlier, the ETF stocks comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of the ETF stocks and whether the change is made by the ETF investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the ETF stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution adjustments for the ETF:  the calculation agent will have discretion to adjust the closing level of the ETF if certain events occur (including those described above under “— Discontinuance or modification of an underlier that is an ETF”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of such underlier or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Anti-dilution adjustments for an index stock: the calculation agent will adjust the reference amount of an index stock in respect of each event for which adjustment is required under any of the six subsections beginning with “Stock splits” below (and not in respect of any other event).  (If more than one such event occurs, the calculation agent shall adjust the reference amount as so provided for each such event, sequentially, in the order in which such events occur, and on a cumulative basis.)  Having adjusted the reference amount for any and all such events as so provided, the calculation agent shall determine a closing level for the reference amount as so adjusted on the coupon observation date.  (If the reference amount is adjusted pursuant to “Reorganization events” below so as to consist of distribution property, then the closing level on any coupon observation date shall equal the sum of the respective closing levels or other values for all such distribution property on such coupon observation date, as provided in “Reorganization events” below.)  Having determined the closing level on any coupon observation date, the calculation agent shall use such levels to calculate the coupon, if applicable, or the occurrence of a redemption event.  The calculation agent shall make all adjustments no later than the applicable coupon observation date.

Notwithstanding any other provision in this note, if an event for which adjustment is required under any of the six subsections beginning with “Stock splits” below occurs, the calculation agent may make the adjustment and any related determinations and calculations in a manner that differs from that specified in this note as necessary to achieve an equitable result. Upon written request by the holder to the calculation agent, the calculation agent will provide the holder with such information about these adjustments as such agent determines is appropriate.

Stock splits. A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split. If an index stock is subject to a stock split, then at the opening of business on the first day on which such index stock trades without the right to receive the stock split, the calculation agent will adjust the reference amount to equal the sum of the reference amount in effect immediately prior to such adjustment plus the product of (i) the number of new shares issued in the stock split with respect to one share of such index stock times (ii) the reference amount in effect immediately prior to such adjustment.  The reference amount will not be adjusted, however, unless such first day occurs after the trade date and on or before the applicable coupon observation date.

Reverse stock splits. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split. If an index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the reference amount in effect immediately prior to such adjustment and the quotient of (i) the number of shares of such index stock outstanding immediately after the reverse stock split becomes effective divided by (ii) the number of shares of such index stock outstanding immediately before the reverse stock split becomes effective.  The reference amount will not be adjusted, however, unless the reverse stock split becomes effective after the trade date and on or before the applicable coupon observation date.

Stock dividends. In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.  If an index stock is subject to a stock dividend that is given ratably to all holders of such index stock, then at the opening of business on the ex-dividend date, the calculation agent will adjust the reference amount to equal the reference amount in effect immediately prior to such adjustment plus the product of (i) the number of shares issued in the stock dividend with respect to one share of such index stock times (ii) the reference amount in effect immediately prior to such adjustment.  The reference amount will not be adjusted, however, unless such ex-dividend date occurs after the trade date and on or before the applicable coupon observation date.

Other dividends and distributions. There will be no adjustments to the reference amount to reflect dividends or other distributions paid with respect to an index stock other than:

•	stock dividends as provided in “Stock dividends” above,
•	issuances of transferable rights or warrants as provided in “Transferable rights and warrants” below,
•	dividends or other distributions constituting spin-off events as provided in “Reorganization events” below, or
•	extraordinary dividends described below.

A dividend or other distribution with respect to an index stock will be deemed to be an “extraordinary dividend” if its per share value of such dividend or other distribution exceeds the per share value of the immediately preceding dividend or distribution with respect to such index stock, if any, that is not an extraordinary dividend by an amount equal to at least 10% of the closing level of such index stock on the trading day immediately preceding the ex-dividend date for such extraordinary dividend.

If an extraordinary dividend occurs with respect to an index stock, the calculation agent will adjust the reference amount to equal the product of (a) the reference amount in effect immediately prior to such adjustment and (b) a fraction, the numerator of which is the closing level of such index stock on the trading day immediately preceding the ex-dividend date and the denominator of which is the amount by which such closing level exceeds the extraordinary dividend amount.

The “extraordinary dividend amount” with respect to an extraordinary dividend for an index stock will equal:

•

in the case of an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount per share of such extraordinary dividend minus the amount per share of the immediately preceding dividend or distribution with respect to such index stock, if any, that is not an extraordinary dividend or

•	in the case of an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of such extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on an index stock that constitutes a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also constitutes an extraordinary dividend will result only in an adjustment to the reference amount pursuant to “Stock dividends” above, “Transferable rights and warrants” below or “Reorganization events” below, as applicable.  The reference amount will not be adjusted pursuant to this subsection unless the ex-dividend date for the extraordinary dividend occurs after the trade date and on or before the applicable coupon observation date.

Transferable rights and warrants. With respect to an index stock, if the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase the index stock at an exercise price per share less than the closing level of the index stock on the trading day immediately before the ex-dividend date for such issuance, then the calculation agent will adjust the reference amount by multiplying the reference amount in effect immediately prior to such adjustment by a fraction:

•

the numerator of which is the number of shares of index stock outstanding at the close of business on the day before such ex-dividend date plus the number of additional shares of index stock offered for subscription or purchase under such transferable rights or warrants, and

•

the denominator of which is the number of shares of index stock outstanding at the close of business on the day before such ex-dividend date plus the number of additional shares of index stock that the aggregate offering price of the total number of shares of index stock so offered for subscription or purchase would purchase at the closing level of the index stock on the trading day immediately before such ex-dividend date, with such number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of such transferable rights or warrants and dividing the resulting product by the closing level of the index stock on the trading day immediately before such ex-dividend date.

The reference amount will not be adjusted, however, unless such ex-dividend date occurs after the trade date and on or before the applicable coupon observation date.

Reorganization events. With respect to an index stock, if:

•	any reclassification or other change of the index stock occurs,
•

the index stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and is not the surviving entity or it does survive but all the shares of index stock are reclassified or changed,

•

the index stock has been subject to a takeover, tender offer, exchange offer, solicitation proposal or other event by another person to purchase or otherwise obtain all of the outstanding shares of the index stock, such that all of the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other person) are transferred, or irrevocably committed to be transferred, to another person,

•

the index stock issuer or any subsidiary of the index stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the index stock issuer is the surviving entity and all the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the index stock immediately following such event,

•	the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity
•

the index stock issuer issues to all holders of index stock equity securities of an issuer other than the index stock issuer (other than in a transaction described in any of the bullet points above) (a “spin-off event”),

•	the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or
•

any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the index stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the index stock or by the primary securities exchange on which the index stock or listed options on the index stock are traded, and will ultimately be determined by the calculation agent in its sole discretion (any such event in this bullet point or any of the bullet points above in this subsection, a “reorganization event”), then the calculation agent will adjust the reference amount so that the reference amount consists of the respective amounts of each type of distribution property deemed, for the purposes of this note, to be distributed in such reorganization event in respect of the reference amount as in effect immediately prior to such adjustment, taken together.

Notwithstanding the foregoing, however, the calculation agent will not make any adjustment for a reorganization event unless the event becomes effective — or, if the event is a spin-off event, unless the ex-dividend date for the spin-off event occurs — after the trade date and on or before the applicable coupon observation date.

The calculation agent will determine the value of each component type of distribution property, using the closing level on the relevant day for any such type consisting of securities and such other method as it determines to be appropriate, in its sole discretion, for any other type.  If a holder of an index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will be deemed to include the types and amounts thereof distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.  If a reorganization event occurs and as a result the reference amount is adjusted to consist of distribution property, the calculation agent will make further adjustments for subsequent events that affect such distribution property or any component type thereof, to the same extent that it would make adjustments if an index stock were outstanding and were affected by the same kinds of events.  The closing level on a coupon observation date will be the total value, as determined by the calculation agent at the close of trading hours of an index stock on such coupon observation date, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events affecting it.

The calculation agent may, in its sole discretion, modify the adjustments described in “Reorganization events” as necessary to ensure an equitable result.

If at any time the reference amount consists of distribution property, as determined by the calculation agent, then all references in this note to an “index stock” shall thereupon be deemed to mean such distribution property and all references in this note to a “share of index stock” shall thereupon be deemed to mean a comparable unit of each type of property comprising such distribution property, as determined by the calculation agent.

Minimum adjustments. Notwithstanding the foregoing, no adjustment will be required in respect of any event specified in “Stock splits”, “Reverse stock splits”, “Stock dividends”, “Other dividends and distributions” and “Transferable rights and warrants” above unless such adjustment would result in a change of at least 0.1% in the closing level of such index stock. The closing level of an index stock resulting from any adjustment shall be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

Distribution property: cash, securities and/or other property distributed in any reorganization event in respect of the relevant reference amount and, in the case of a spin-off event, includes such reference amount

Ex-dividend date: for any dividend or other distribution with respect to an index stock, the first day on which the index stock trades without the right to receive such dividend or other distribution

Reference amount: with respect to an index stock, initially, one share of such index stock which shall be adjusted, as to the amount(s) and/or type(s) of property comprising the same, by the calculation agent as provided under “Anti-dilution adjustments for an index stock” above

Regular record dates: the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a variable rate debt instrument or if, based on market conditions on the trade date, the company takes the position that it is reasonably expected that the return on this note during the first half of this note’s term will be significantly greater or less than the return on this note during the second half of this note’s term, a contingent payment debt instrument.

Overdue principal rate and overdue coupon rate: the effective Federal Funds rate

Hypothetical ExampleS

Payment Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underliers on a coupon observation date could have on the coupon payable on the related coupon payment date assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your notes and what the closing level of any underlier will be on any coupon observation date or call observation date, as the case may be. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date. If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-17 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Maximum coupon amount	$6.667 (0.6667% monthly, or the potential for up to approximately 8% per annum)
Minimum coupon amount	$0.209 (0.0209% monthly, or the potential for up to approximately 0.25% per annum)
Coupon trigger level	with respect to each underlier, 70% of its initial underlier level

The notes are not automatically called, unless otherwise indicated below

Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon observation date or call observation date

No change in or affecting any underlier, any ETF stock, any policy of the ETF investment advisor or any method by which the underlying index sponsor calculates its underlying index

Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the coupon payable on each coupon payment date, if the notes will be automatically called and the amount that we will pay on your notes, if any, on the call payment date or at maturity. We will not do so until the trade date. As a result, the actual initial underlier levels may differ substantially from the underlier levels prior to the trade date. They may also differ substantially from the underlier levels at the time you purchase your notes.

For these reasons, the actual performance of the underliers over the life of your notes, the actual underlier levels on any call observation date or coupon observation date, as well as the coupon payable on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-37. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underliers.

Hypothetical Coupon Payments

The examples below show the hypothetical performances of each underlier as well as the hypothetical coupons that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the hypothetical closing level of each underlier on the applicable coupon observation date was the percentage of its initial underlier level shown.

Scenario 1

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the Energy Select Sector SPDR® Fund (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Class A Common Stock of Airbnb, Inc. (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Common Stock of Tesla, Inc. (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	95%	75%	90%	$6.667
Second	55%	55%	65%	$0.209
Third	80%	80%	90%	$6.667
Fourth	45%	45%	60%	$0.209
Fifth	40%	40%	60%	$0.209
Sixth	45%	45%	50%	$0.209
Seventh	45%	35%	40%	$0.209
Eighth	45%	45%	60%	$0.209
Ninth	45%	25%	90%	$0.209
Tenth	45%	15%	80%	$0.209
Eleventh	85%	85%	40%	$0.209
Twelfth- Sixtieth	45%	95%	60%	$0.209
			Total Hypothetical Coupons	$25.456

In Scenario 1, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date.  Because the hypothetical closing level of each underlier on the first and third hypothetical coupon observation dates is greater than or equal to its coupon trigger level, the maximum coupon amount will be paid with respect to the first and third coupon observation dates. However, because the hypothetical closing level of at least one underlier on each other hypothetical coupon observation date is less than its coupon trigger level, only the minimum coupon amount will be paid with respect to each such other hypothetical coupon observation date. The total hypothetical coupons paid in Scenario 1 is $25.456.

Scenario 2

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the Energy Select Sector SPDR® Fund (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Class A Common Stock of Airbnb, Inc. (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Common Stock of Tesla, Inc. (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	45%	45%	55%	$0.209
Second	45%	45%	65%	$0.209
Third	40%	50%	50%	$0.209
Fourth	50%	50%	60%	$0.209
Fifth	45%	75%	60%	$0.209
Sixth	45%	45%	40%	$0.209
Seventh	55%	35%	30%	$0.209
Eighth	45%	45%	60%	$0.209
Ninth	45%	55%	70%	$0.209
Tenth	45%	45%	60%	$0.209
Eleventh	85%	25%	80%	$0.209
Twelfth- Sixtieth	45%	45%	60%	$0.209
			Total Hypothetical Coupons	$12.54

In Scenario 2, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date.  Because in each case the hypothetical closing level of at least one underlier on the related coupon observation date is less than its coupon trigger level, only the minimum coupon amount will be paid with respect to each hypothetical coupon observation date. The total hypothetical coupons paid in Scenario 2 is $12.54.

Scenario 3

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the Energy Select Sector SPDR® Fund (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Class A Common Stock of Airbnb, Inc. (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the Common Stock of Tesla, Inc. (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	35%	45%	35%	$0.209
Second	65%	45%	55%	$0.209
Third	45%	20%	50%	$0.209
Fourth	40%	50%	60%	$0.209
Fifth	30%	45%	25%	$0.209
Sixth	35%	65%	45%	$0.209
Seventh	65%	55%	55%	$0.209
Eighth	45%	35%	70%	$0.209
Ninth	40%	45%	30%	$0.209
Tenth	30%	85%	25%	$0.209
Eleventh	35%	85%	45%	$0.209
Twelfth	115%	105%	110%	$6.667
			Total Hypothetical Coupons	$8.966

In Scenario 3, the hypothetical closing level of each underlier is less than its coupon trigger level on the first eleven hypothetical coupon observation dates, but increases to a level that is greater than its initial underlier level on the twelfth hypothetical coupon observation date. Because the hypothetical closing level of at least one underlier on each of the first eleven hypothetical coupon observation dates is less than its coupon trigger level, only the minimum coupon amount will be paid with respect to the first eleven hypothetical coupon observation dates. Because the hypothetical closing level of each underlier is greater than or equal to its initial underlier level on the twelfth hypothetical coupon observation date (which is also the first hypothetical call observation date), your notes will be automatically called. Therefore, on the corresponding hypothetical call payment date, in addition to the maximum coupon amount, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing levels of the underliers on any day or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date. The actual coupon payment that a holder of the notes will receive on each coupon payment date and the rate of return on the offered notes will depend on whether or not the notes are automatically called and the actual initial underlier levels, which we will set on the trade date, and on the actual closing levels of the underliers on the coupon observation dates determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupons to be paid in respect of your notes may be very different from the information reflected in the examples above.

Anti-dilution Adjustment Examples for an Index Stock

The calculation agent will adjust the closing level of an index stock on a coupon observation date only if an event described under one of the six subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments for an index stock” occurs and only if the relevant event occurs during the period described under the applicable subsection. The adjustments described under “Terms and Conditions — Anti-dilution adjustments for an index stock” do not cover all events that could affect the closing level of an index stock on a coupon observation date, such as an issuer tender or exchange offer for such index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of such index stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-dilution Protection” below.

How Adjustments Will Be Made

In this pricing supplement, we refer to anti-dilution adjustment of the closing level of an index stock on a coupon observation date. With respect to an index stock, if an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

Step One. The calculation agent will adjust the reference amount. This term refers to the amount of the index stock or other property that must be used to determine the closing level of the index stock on a coupon observation date. For example, if no adjustment described under “Terms and Conditions — Anti-dilution adjustments for an index stock” is required at a time, the reference amount for that time will be one share of the index stock. In that case, the closing level of the index stock on a coupon observation date will be the closing level of one share of the index stock on the applicable coupon observation date. We describe how the closing level will be determined under “Terms and Conditions — Closing level” above.

If an adjustment described under “Terms and Conditions — Anti-dilution adjustments for an index stock” is required because one of the dilution events described in the first five subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments for an index stock” — these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount at that time might instead be, for example, two shares of the index stock or a half share of the index stock, depending on the event. In that example, the closing level of the index stock on a coupon observation date would be the level (determined as specified under “Terms and Conditions — Closing level” above) at the close of trading on the applicable coupon observation date of two shares of the index stock or a half share of the index stock.

If an adjustment described under “Terms and Conditions — Anti-dilution adjustments for an index stock” is required at a time because one of the reorganization events described under “Terms and Conditions — Reorganization events” — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then the reference amount at that time will be adjusted to be as follows, assuming there has been no prior or subsequent anti-dilution adjustment: the amount of each type of the property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that event, the closing level of the index stock on a coupon observation date would be the value of the adjusted reference amount at the close of trading on such coupon observation date.

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments for an index stock”.

Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the closing level of the index stock on a coupon observation date in the following manner.

If the adjusted reference amount at the applicable time consists entirely of shares of the index stock, the index stock level will be the closing level (determined as described under “Terms and Conditions — Closing level” above) of the adjusted reference amount on the applicable date.

On the other hand, if the adjusted reference amount at the applicable time includes any property other than shares of the index stock, the closing level of the index stock on a coupon observation date will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below at the applicable time.

Step Three. Having determined the closing level of the index stock on a coupon observation date in step two, the calculation agent will use such level to calculate the coupon payable on the applicable coupon payment date.

If more than one event requiring adjustment as described under “Terms and Conditions — Anti-dilution adjustments for an index stock” occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the closing level of the index stock on a coupon observation date using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the applicable coupon observation date.

The calculation agent will adjust the reference amount for each reorganization event described under “Terms and Conditions — Reorganization events” above. For any other dilution event described above, however, the calculation agent will not be required to adjust the reference amount unless the adjustment would result in a change of at least 0.1% in the index stock level that would apply without the adjustment. The closing level of the index stock on a coupon observation date resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder, GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this pricing supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The six subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments for an index stock” describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property described under “Terms and Conditions — Anti-dilution adjustments for an index stock — Reorganization events” above distributed in respect of one share of an index stock — or in respect of whatever the prior reference amount may be — in the reorganization event, taken together. For purposes of the three-step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property at the close of trading hours for an index stock on the applicable date will be the index stock level described in step two, and the calculation agent will determine the coupon payable on a coupon payment date as described in step three. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

The calculation agent will determine the value of each type of distribution property in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing level (calculated according to the same methodology as specified in this pricing supplement, without any anti-dilution adjustments) of one share of such security on the applicable date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of an index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if an index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if an index stock issuer merges into another company and each share of such index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of index stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustment Examples for an Index Stock” as if the common shares of the surviving company were such index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, each component included in the reference amount will be adjusted on a sequential and cumulative basis for all relevant events requiring adjustment up to the relevant date.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the applicable coupon observation date.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 8,999. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, the ETF or the ETF stocks (i.e., with respect to the ETF to which your notes are linked, the stocks comprising such ETF).You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 8,999.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the coupons and return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Receive Only the Minimum Coupon Amount  on Each Coupon Payment Date

If the closing level of any underlier on the related coupon observation date is less than its coupon trigger level, you will receive a coupon payment equal to the minimum coupon amount for each $1,000 face amount of your notes on the applicable coupon payment date. If this occurs on every coupon observation date, the overall return you earn on your notes may be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level. Therefore, the term for your notes may be reduced. You will not receive any additional coupon payments after the notes are automatically called and you may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Coupon Does Not Reflect the Actual Performance of the Underliers from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date

The coupon for each monthly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing levels of the underliers between the trade date and any coupon observation date or between two coupon observation dates. Accordingly, the coupons on the notes may be less than the return you could earn on another instrument linked to the underliers that pays coupons based on the performance of the underliers from the trade date to any coupon observation date or from coupon observation date to coupon observation date.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the market prices or levels of the underliers to which your notes are linked;
•	the volatility – i.e., the frequency and magnitude of changes – in the market prices or levels of the underliers;
•	the dividend rates of the underliers;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segments of which the index stocks are a part, and which may affect the market prices or levels of the underliers;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and

•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the underliers based on their historical performance. The actual performance of the underliers over the life of the offered notes, as well as the coupon payable on each coupon payment date, may bear little or no relation to the historical closing levels of the underliers or to the hypothetical examples shown elsewhere in this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount we will pay you at maturity or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

We Will Not Hold Shares of the Index Stocks for Your Benefit

The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey a share or shares of the index stocks acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stocks for your benefit in order to enable you to exchange your note for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the index stocks owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Rights to Receive Any Shares of Any Index Stock, the ETF or Any ETF Stock

Investing in your notes will not make you a holder of any shares of any index stock, the ETF or any ETF stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to any index stock, the ETF or the ETF stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the  index stocks, the ETF or ETF stocks, or any other rights of a holder of any shares of the index stocks, ETF or ETF stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the index stocks, the ETF or any ETF stocks.

In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of an Index Stock

Following certain corporate events relating to an index stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the securities of a successor to such index stock issuer or any cash or any other assets distributed to holders of shares of such index stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting distribution property (as described above) under “Terms and Conditions — Anti-dilution adjustments for an index stock”.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Index Stocks, the ETF or the ETF Stocks

The return on your notes will not reflect the return you would realize if you actually owned the index stocks, ETF or ETF stocks and received the distributions paid on the shares of the index stocks or ETF. You will not receive any dividends that may be paid on any of the ETF stocks by the ETF stock issuers or the shares of the index stocks or ETF. See “— You Have No Shareholder Rights or Rights to Receive Any Shares of Any Index Stock, the ETF or Any ETF Stock” above for additional information.

There is No Affiliation Between the Index Stock Issuers and Us

Goldman Sachs is not affiliated with the index stock issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the index stock issuers.  You, as an investor in your note, should make your own investigation into the index stock issuers.

The index stock issuers are not involved in this offering of your notes in any way and do not have any obligation of any sort with respect to your notes. Thus, the index stock issuers do not have any obligation to take your interests into consideration for any reason, including in taking or not taking any corporate actions that might affect the value of your notes.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Energy Select Sector SPDR® Fund

The Policies of the ETF Investment Advisor, State Street Global Advisors Trust Company, and the Sponsor of Its Underlying Index, S&P, Could Affect the Amount Payable on Your Notes and Their Market Value of Your Notes

The ETF investment advisor of the Energy Select Sector SPDR® Fund, SSGA Funds Management (“SSGA”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the ETF investment advisor concerning the calculation of the net asset value of the Energy Select Sector SPDR® Fund, additions, deletions or substitutions of securities in the Energy Select Sector SPDR® Fund and the manner in which changes affecting its underlying index are reflected in the Energy Select Sector SPDR® Fund that could affect the market price of the shares of the Energy Select Sector SPDR® Fund, and therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if the ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the Energy Select Sector SPDR® Fund, or if the ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the Energy Select Sector SPDR® Fund, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent - which initially will be GS&Co. - may determine the closing level of the Energy Select Sector SPDR® Fund on a coupon observation date - and thus the amount payable on a coupon payment date - in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level of the Energy Select Sector SPDR® Fund on a coupon observation date and the amount payable on your notes more fully under “Terms and Conditions - Discontinuance or modification of an underlier” on page PS-6 of this pricing supplement.

In addition, SSGA (“the underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of its underlying index. The policies of the underlying index sponsor concerning the calculation of its underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in its underlying index, could affect the level of its underlying index and, consequently, could affect the market prices of shares of the Energy Select Sector SPDR® Fund and, therefore, the amount payable on your notes and their market value.

There is No Assurance That an Active Trading Market Will Continue for the Energy Select Sector SPDR® Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Energy Select Sector SPDR® Fund is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the Energy Select Sector SPDR® Fund’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Energy Select Sector SPDR® Fund or that there will be liquidity in the trading market.

In addition, the Energy Select Sector SPDR® Fund is subject to management risk, which is the risk that the ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the ETF investment advisor may select up to 5% of the Energy Select Sector SPDR® Fund’s assets to be invested in securities not included in its underlying index. The Energy Select Sector SPDR® Fund is also not actively managed and may be affected by a general decline in market segments relating to its underlying index.  The ETF investment advisor invests in securities included in, or representative of, its underlying index regardless of their investment merits.  The ETF investment advisor does not attempt to take defensive positions in declining markets. In addition, the ETF investment advisor may be permitted to engage in securities lending with respect to a portion of Energy Select Sector SPDR® Fund’s total assets, which could subject the Energy Select Sector SPDR® Fund to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the Energy Select Sector SPDR® Fund is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the Energy Select Sector SPDR® Fund is subject to listing standards adopted by NYSE Arca. There can be no assurance that the Energy Select Sector SPDR® Fund will continue to meet the applicable listing requirements, or that the Energy Select Sector SPDR® Fund will not be delisted.

The Energy Select Sector SPDR® Fund and its Underlying Index are Different and the Performance of the Energy Select Sector SPDR® Fund May Not Correlate With the Performance of its Underlying Index

The Energy Select Sector SPDR® Fund may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of the Energy Select Sector SPDR® Fund is generally linked to the performance of the underlying index, the performance of the Energy Select Sector SPDR® Fund is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the ETF investment advisor.

Imperfect correlation between the Energy Select Sector SPDR® Fund’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of the Energy Select Sector SPDR® Fund’s performance from that of its underlying index.

In addition, the performance of the Energy Select Sector SPDR® Fund will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of the Energy Select Sector SPDR® Fund. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the Energy Select Sector SPDR® Fund and its underlying index. Finally, because the shares of the Energy Select Sector SPDR® Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Energy Select Sector SPDR® Fund may differ from the net asset value per share of the Energy Select Sector SPDR® Fund.

For all of the foregoing reasons, the performance of the Energy Select Sector SPDR® Fund may not correlate with the performance of its underlying index. Consequently, the return on the notes will not be the same as investing directly in the Energy Select Sector SPDR® Fund or in its underlying index or in the underlier stocks or in its underlying index stocks, and will not be the same as investing in a debt security with payments linked to the performance of its underlying index.

The Energy Select Sector SPDR® Fund is Concentrated in the Energy Sector and Does Not Provide Diversified Exposure

The Energy Select Sector SPDR® Fund is not diversified. The Energy Select Sector SPDR® Fund’s assets are concentrated in the energy sector, which means the Energy Select Sector SPDR® Fund is more likely to be more adversely affected by any negative performance of the energy sector than an ETF that has more diversified holdings across a number of sectors. Issuers in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels. Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers. Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves. In addition, oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. Companies in the energy sector may also be at risk for environmental damage claims.

The Energy Select Sector SPDR® Fund May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the Energy Select Sector SPDR® Fund held 24 stocks as of May 17, 2023, 43.282% of the Energy Select Sector SPDR® Fund was invested in just two stocks - Exxon Mobil Corporation and Chevron Corporation. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or both of these companies, such as an oil spill or other catastrophic event, may have the effect of significantly lowering the level of the Energy Select Sector SPDR® Fund even if none of the other stocks held by the Energy Select Sector SPDR® Fund are affected by such events. Because of the weighting of the holdings of the Energy Select Sector SPDR® Fund, the amount you receive at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an ETF that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such ETF.

Additional Risks Related to the Class A Common Stock of Airbnb, Inc.

The Class A Common Stock of Airbnb, Inc. Has a Very Limited Trading History

Your notes are linked, in part, to the Class A common stock of Airbnb, Inc. that has only recently commenced public trading and, therefore, has very limited historical performance. Because the Class A common stock of Airbnb, Inc. has no historical closing level prior to the completion of its initial public offering, limited historical index stock information will be available for you to consider in making an independent investigation of its index stock performance, which may make it difficult for you to make an informed decision with respect to the notes. Further, because the Class A common stock of Airbnb, Inc. has a very limited trading history, your investment in the notes may involve greater risks than an investment in notes linked to the securities of companies with a more established record of performance. For additional information about the Class A common stock of Airbnb, Inc., see “The Underliers”. No future performance of the Class A common stock of Airbnb, Inc. can be predicted based on the historical index stock performance information described herein.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Treatment of Your Notes is Uncertain. However, It Would be Reasonable To Treat Your Notes as Variable Rate Debt Instruments for U.S. Federal Income Tax Purposes

The tax treatment of your notes is uncertain.  However, it would be reasonable to treat your notes as variable rate debt instruments for U.S. federal income tax purposes and the issuer expects to so treat the notes.  Under those rules, you generally will be required to account for coupons on the notes in the manner described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.  If you are a secondary purchaser of the notes, the tax consequences to you may be different.  Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIERS

Energy Select Sector SPDR® Fund

The shares of the Energy Select Sector SPDR® Fund (the “ETF”) are issued by the Select Sector SPDR® Trust (the “trust”), a registered investment company.

•	The ETF seeks investment results that correspond generally to the price and yield performance, before expenses, of the Energy Select Sector Index (the “index”).
•	The ETF’s investment advisor is SSGA Funds Management, Inc. (“SSGA”).
•	The ETF trades on the NYSE Arca under the ticker symbol “XLE”.
•	The trust’s SEC CIK Number is 0001064641.
•	The ETF’s inception date was December 16, 1998.
•	The ETF’s shares are issued or redeemed only in large blocks of shares called creation units.

We obtained the following fee information from the SPDR® website, without independent verification.  The investment advisor is entitled to receive a management fee from the ETF based on a percentage of the ETF’s average daily net assets, at an annual rate of 0.03%. In addition, the ETF has adopted a Distribution and Service Plan pursuant to which payments of up to 0.02% of average daily net assets may be made. The ETF also incurs other operating expenses up to an annual rate of 0.05%. As of March 31, 2023, the gross expense ratio of the ETF was 0.10% per annum.

For additional information regarding the Select Sector SPDR® Trust or SSGA, please consult the reports (including the Annual Report to Shareholders on Form N−CSR for the fiscal year ended September 30, 2022) and other information SPDR® Series Trust files with the SEC.  In addition, information regarding the ETF (including the top ten holdings and weights), may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® website at ssga.com. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement. We have obtained all information about the ETF from the SPDR® website without independent verification.

Investment Objective and Strategy

The ETF seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index. SSGA uses a replication strategy to try to achieve the ETF’s investment objective, which means that the ETF generally invests in substantially all of the securities represented in the index it tracks in approximately the same proportions as the index.  In certain situations or market conditions, the ETF may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the ETF’s investment objective and is in the best interest of the ETF.  For example, if the ETF is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the index that it tracks. Consequently, under such circumstances, such ETF may invest in a different mix of investments than it would under normal circumstances. The ETF is managed with an indexing investment strategy, attempting to track the performance of an unmanaged index of securities, regardless of the current or projected performance of the index or of the actual securities comprising the index.  This differs from an actively managed ETF, which typically seeks to outperform a benchmark index. The ETF’s performance may be less favorable than that of a portfolio managed using an active investment strategy. The structure and composition of the index will affect the performance, volatility and risk of the index and consequently, the performance, volatility and risk of the ETF.

The ETF’s investment strategy and other policies may be changed without shareholder approval.

Notwithstanding the ETF’s investment objective, the return on your securities will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Holdings with Weights Equal to or in Excess of 20% of the Energy Select Sector SPDR® Fund as of May 17, 2023

Exxon Mobil Corporation and Chevron Corporation are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by these underlier stock issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by each of the above-referenced underlier stock issuers under the Exchange Act can be located by referencing its SEC file number specified below.

The graphs below show the daily historical closing levels of Exxon Mobil Corporation and Chevron Corporation from January 1, 2018 through May 17, 2023. We obtained the levels in the graphs below using data from Bloomberg Financial Services, without independent verification.  We have taken the descriptions of the underlier stock issuers set forth below from publicly available information without independent verification.

According to publicly available information, Exxon Mobil Corporation explores and produces crude oil and natural gas, manufactures petroleum products and transports and sells crude oil, natural gas and petroleum products. Information filed with the SEC by the underlying security issuer under the Exchange Act can be located by referencing its SEC file number 001-02256.

Historical Performance of Exxon Mobil Corporation

According to publicly available information, Chevron Corporation, through its subsidiaries and affiliates, is engaged in energy and chemicals operations. Information filed with the SEC by the underlying security issuer under the Exchange Act can be located by referencing its SEC file number 001-00368.

Historical Performance of Chevron Corporation

Replication Strategy

The ETF uses a replication strategy to attempt to track the performance of the index.  This strategy involves investing in substantially all of the securities represented in the index in approximately the same proportions as the index.  Under normal market conditions, the ETF generally invests substantially all, but at least 95%, of its total assets in the securities comprising the index.  The ETF will provide shareholders with at least 60 days’ notice prior to any material change in this 95% investment policy. Also, the ETF may lend securities representing up to 40% of the value of the ETF's net assets.

Correlation

Although SSGA seeks to track the performance of the index (i.e., achieve a high degree of correlation with the return of the index), the ETF’s return may not match the return of the index. The ETF incurs a number of operating expenses not applicable to the index and incurs costs in buying and selling securities. In addition, the ETF may not be fully invested at times, generally as a result of cash flows into or out of the ETF or reserves of cash held by the ETF to meet redemptions.

Industry Concentration Policy

The ETF’s assets will generally be concentrated in an industry or group of industries to the extent that the index concentrates in a particular industry or group of industries.  By concentrating its assets in a single industry or group of industries, the ETF is subject to the risk that financial, economic, business or other conditions that have a negative effect on that industry or group of industries will negatively impact the ETF to a greater extent than if the ETF’s assets were invested in a wider variety of industries.

The ETF is non-diversified and may invest a larger percentage of its assets in securities of a few issuers or a single issuer than a diversified ETF.  As a result, the ETF’s performance may be disproportionately impacted by the performance of relatively few securities.

Share Prices and the Secondary Market

The trading prices of the ETF’s shares will fluctuate continuously throughout trading hours based on market supply and demand rather than the ETF’s net asset value, which is calculated at the end of each business day. The trading price of the ETF’s shares may deviate significantly from its net asset value during periods of market volatility.

Energy Select Sector Index

The Energy Select Sector Index (Bloomberg symbol, “IXE Index”), which we refer to as the index, is comprised of the constituents of the S&P 500® Index that are assigned to the Global Industry Classification Standard (“GICS®”) Energy sector.  The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy.  The index and the S&P 500® Index are calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). Additional information about the Energy Select Sector Index and the S&P 500® Index is available on the following websites: spglobal.com/spdji/en/indices/equity/energy-select-sector-index and spglobal.com/spdji/en/indices/equity/sp-500. We are not incorporating by reference the websites or any material they include in this pricing supplement. We have obtained all information about the index from the S&P website without independent verification.

S&P and MSCI Inc. (“MSCI”) jointly developed the GICS® in 1999 to establish a global standard for categorizing companies into sectors and industries. The GICS® classifies companies into four levels of detail: 11 sectors, 24 industry groups, 69 industries and 158 sub-industries. The eleven GICS® sectors are: Communication Services, Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate and Utilities. GICS® was designed to classify a company according to its principal business activity. To make this determination, S&P and MSCI use revenues as a key measure of a company’s business activity. Earnings and market perception, however, are also recognized as important and relevant information for classification purposes and are taken into account during the review process. A company’s classification is reviewed annually at a minimum, and companies are under constant surveillance for corporate actions. The GICS® methodology itself is reviewed annually for changes or additions to the four classification levels.

S&P rebalances the index quarterly after the close of business on the third Friday of March, June, September and December (each, a “rebalancing effective date”). With prices reflected on the second Friday of March, June, September and December, adjusted for any applicable corporate actions, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization. Modifications to the float-adjusted market capitalization of constituent stocks are made as follows.

If any company has a float-adjusted market capitalization weight greater than 24%, S&P caps that company’s weight at 23%. S&P sets the cap to 23% to allow for a 2% buffer to mitigate against any stock exceeding 25% as of the rebalancing effective date. S&P redistributes all excess weight equally to all uncapped stocks within the index. After this redistribution, if the float-adjusted market capitalization weight of any other stock(s) breaches 23%, S&P repeats the process iteratively until no stock breaches the 23% weight cap. The sum of the stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. If the rule in the preceding sentence is breached, then S&P ranks all the stocks in descending order by float-adjusted market capitalization weight and reduces to 4.5% the weight of the smallest company (whose weight was greater than 4.8%) that caused the breach. This process is repeated iteratively until the 50% test above is satisfied. As part of the rebalancing process, S&P assigns index share amounts to each constituent stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each stock at the rebalancing differs somewhat from these weights due to market movements. If, on the second to last business day of March, June, September or December, a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March,

June, September or December, and membership, shares outstanding and IWFs as of the rebalancing effective date.

Except for the rebalancing process described above and the total return process described below, the index is calculated and maintained on the same basis as the S&P 500® Index, which is described below.

The ETF tracks the performance of the total return version of the index. A total return index represents the total return earned in a portfolio that tracks the price index and reinvests dividend income in the overall index, not in the specific stock paying the dividend. The difference between the price return calculation and the total return calculation is that, with respect to the price return calculation, changes in the index level reflect changes in stock prices, whereas with respect to the total return calculation of the index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income. Notwithstanding the ETF’s investment objective, the return on your securities will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the index is calculated by multiplying the per share dividend by the number of shares included in the index. Then the index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next the daily total return of the index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.

S&P 500® Index

The S&P 500® Index, which we also refer to in this description as the “index”:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on March 4, 1957 based on an initial value of 10 from 1941-1943; and
•	is sponsored by S&P Dow Jones Indices LLC (“S&P”).

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. domiciled equity market.  Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the S&P 500® Index.  The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information about the S&P 500® Index (including the sector weights) is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com. We are not incorporating by reference the websites or any material they include in this pricing supplement.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. domiciled equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $12.7 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); the float-adjusted liquidity ratio of the stock (defined as the annual dollar value traded divided by the float-adjusted market capitalization) should be greater than or equal to 0.75 at the time of the addition to the S&P 500® Index and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date (current constituents have no minimum requirement), where the annual dollar value traded is calculated as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date (reduced to the available trading period for IPOs, spin-offs or public companies considered to be U.S. domiciled for index purposes that do not have 365 calendar days of trading history on a U.S. exchange); the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the S&P 500® Index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (for former SPACs, S&P considers the de-SPAC transaction to be an event equivalent to an IPO, and 12 months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the S&P 500® Index; spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the S&P 500® Index provided they meet the unadjusted company level market capitalization eligibility criteria for the S&P 500® Index. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the S&P 500® Index’s unadjusted company level minimum market capitalization threshold criteria.  Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet all of the eligibility criteria may still be added to the S&P 500® Index at the discretion of the Index Committee if the merger consideration includes the acquiring company issuing stock to target company shareholders, and the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

For constituents included in the S&P 500® Index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P 500® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the S&P 500® Index while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee.

Calculation of the Total Return of the Index

The ETF tracks the performance of the total return version of the index and the index is calculated using a base-weighted aggregative methodology. The total return calculation begins with the price return of the index. The value of the price return index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P 500® Index.

The S&P 500® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P 500® Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.

In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers that do not have direct board of director representation (including stakeholders who may have the right to appoint a board of director member but choose not to do so, stakeholders who have exercised a right to appoint a board of director “observer” even if that observer is employed by the stakeholder and stakeholders who have exercised a right to appoint an independent director who is not employed by the stakeholder), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the index is calculated by multiplying the per share dividend by the number of shares included in the index. Then the index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next the daily total return of the index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.

Maintenance of the S&P 500® Index

In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500® Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below under “Adjustments for Corporate Actions” is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(a)	at least US $150 million, and
(b)	at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•	have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once the final results are publicly announced and verified by S&P.

For companies with multiple share class lines, the criteria specified above apply to each individual multiple share class line rather than total company shares.

Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

Any non-fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalancing.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will generally provide two (2) business days’ notice for all non-U.S. listed stocks and U.S. listed depositary receipts, and one (1) business days’ notice for all non-depositary receipt U.S. listed stocks.

IWF Updates

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule, regardless of whether there is an associated share change.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Rebalancing Guidelines – Share/IWF Reference Date & Freeze Period

A reference date, after the market close five weeks prior to the third Friday in March, June, September, and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rules.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. Pro-forma files for capped and alternatively weighted indices are generally released after the market close on the second Friday, one week prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9 and will end after the close of trading the following Friday, March 19 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P 500® Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the S&P 500® Index for at least one trading day. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the S&P 500® Index if the Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum unadjusted company market capitalization for the S&P 500® Index but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the S&P 500® Index.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P 500® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P 500® Index is made at the discretion of the index manager and/or index committee, as further discussed below.  The potential market impact or disruption resulting from a recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the S&P 500® Index is recalculated.  In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P 500® Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P 500® Index following specified guidelines. In the event that the S&P 500® Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the S&P 500® Index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Official end-of-day calculations are based on each stock’s primary market closing price. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in S&P 500® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)

If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)

If exchanges indicate that trading will not resume for a given day, the S&P 500® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P 500® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement between S&P and GS Finance Corp.

SPDR®” is a registered trademark of Standard & Poor's Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC. The index is not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates, and neither S&P Dow Jones

Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in the index.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P 500® Index is the licensing of the S&P 500® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the securities. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Index Stocks

Where Information About the Index Stock Issuers Can Be Obtained

The index stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the index stock issuers with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov.

Information about the index stock issuers may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuers with the SEC.

We Obtained the Information About the Index Stock Issuers From The Index Stock Issuers’ Public Filings

This pricing supplement relates only to your note and does not relate to the index stocks or other securities of the index stock issuers. We have derived all information about the index stock issuers in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuers in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the index stocks — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuers could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stocks.

We or any of our affiliates may currently or from time to time engage in business with the index stock issuers, including making loans to or equity investments in the index stock issuers or providing advisory services to the index stock issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuers and, in addition, one or more of our affiliates may publish research reports about the index stock issuers. As an investor in a note, you should undertake such independent investigation of the index stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of any underliers during the period shown below is not an indication that such underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of any underlier or the ETF stocks will result in you receiving any coupon payments. Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. Before investing in the offered notes, you should consult publicly available information to determine the relevant levels of the underliers between the date of this pricing supplement and the date of your purchase of the notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers. The actual performance of an underlier over the life of the offered notes may bear little relation to the historical levels shown below.

The graphs below, except where otherwise indicated, show the daily historical closing levels of each underlier from January 1, 2018 through May 17, 2023, adjusted for corporate events, if applicable. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities, and, as a result, the level of most equity ETFs. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the Energy Select Sector SPDR® Fund

According to publicly available information, Airbnb, Inc. develops and operates a technology platform for housing rentals. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-39778. The graph below shows the daily historical closing levels of Airbnb, Inc. from the completion of its initial public offering on December 10, 2020 through May 17, 2023.

Historical Performance of Airbnb, Inc.

According to publicly available information, Tesla, Inc. designs, develops, manufactures, sells and leases high-performance fully electric vehicles and energy generation and storage systems. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-34756. The daily historical closing levels for Tesla, Inc. in the graph below have been adjusted for a 5-for-1 stock split that became effective before the market open on August 31, 2020 and a 3-for-1 stock split that became effective before the market open on August 25, 2022.

Historical Performance of Tesla, Inc.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. The tax treatment of your notes is uncertain.  The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments.  This in turn depends, in part, upon whether it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. Based on our numerical analysis, we expect to take the position that it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We accordingly expect to treat your notes as variable rate debt instruments for U.S. federal income tax purposes.

Based on market conditions on the trade date, we may take the position that it is reasonably expected that the return on the notes during the first half of the notes term will be significantly greater or less than the return on the notes during the second half of the notes term. In this case, we would treat your notes as contingent payment debt instruments, as discussed below under “Alternative Treatments”. We will make a final determination as to the manner in which we intend to treat the notes on the trade date based on market conditions in effect at such time. The final disclosure statement will set forth the manner in which we intend to treat the notes for tax purposes. Except as otherwise noted below under “Alternative Treatments,” the discussion below assumes that the notes will be treated as variable rate debt instruments for tax purposes.  Under this characterization, you should include the coupon payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.

Our determination that it is not reasonably expected that the return on your notes during the first half of the notes’ term will be significantly greater or less than the return on your notes during the second half of the notes’ term is made solely for U.S. federal income tax purposes, and is not a prediction or guarantee as to whether the return on the notes during the first half of the notes’ term will or will not be significantly greater or less than the return on the notes during the second half of the notes’ term.

You will generally recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time (other than amounts representing accrued and unpaid interest, which will be taxable as such) and your adjusted basis in your notes.  See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.

If you purchase the notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus.

Alternative Treatments. If it is determined that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as a debt instrument subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a

“negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. Any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary income and any loss recognized by you at such time would be treated as ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

It is also possible that the Internal Revenue Service could determine that the notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur.  If your notes are subject to those rules, you would generally be required to include the stated interest on your notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes.  The rules for notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “United States Taxation—United States Holders—Original Issue Discount—Debt Securities Subject to Contingencies Including Optional Redemption” in the accompanying prospectus.

You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder.  You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payments and amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $        .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement.  GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of        % of the face amount. The original issue price for notes purchased by certain retirement accounts and certain fee-based advisory accounts will be      % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this pricing supplement with respect to such notes to         %. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest.

We expect to deliver the notes against payment therefor in New York, New York on May 31, 2023. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Autocallable Variable Coupon Underlier-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

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Goldman Sachs & Co. LLC